Exhibit (d)(2)(v)

January 7, 2014

PERSONAL AND CONFIDENTIAL

Versa Capital Management, LLC

2929 Arch Street, Suite 1800

Philadelphia, PA 19104

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms our understanding with respect to your request for certain Information regarding Sport Chalet, Inc. (the “Company”) in connection with a potential transaction, which may include private placements of debt and equity, strategic alliances, mergers, acquisitions, management buyouts, restructurings, divestitures and/or recapitalizations, involving the Company and you (the “Transaction”). You will be furnished with certain information that is either non-public, confidential, or proprietary in nature. As a condition to your being furnished with such information, you agree to treat any information concerning the Company (whether prepared by or on behalf of the Company and whether oral or written) that is furnished to you by or on behalf of the Company, including, without limitation, store data, marketing plans and strategies and financial information (collectively, the “Information”) in the manner set forth in this Agreement.

In consideration of furnishing you with the Information, you agree as follows:

1.	Maintenance of Confidentiality. The Information shall be kept confidential and shall not, without the Company’s prior written consent, be disclosed by you or any of your Representatives in any manner whatsoever, in whole or in part except as permitted by this Agreement. The Information shall not be used by you or any of your Representatives other than in connection with the Transaction. You agree to reveal the Information only to those of your Representatives who need to know the Information in your discretion for the purpose of evaluating the Transaction. You further agree to inform such Representatives of the confidential nature of the Information, and each of such Representatives shall agree to act in accordance with the confidentiality and non-use terms and conditions of this Agreement. You shall be responsible for any breach of the confidentiality and non-use terms of this Agreement by any of your Representatives. For purposes of this Agreement, “Representatives” means your directors, officers, operating partners, financing sources, agents, representatives and employees (including attorneys, accountants and financial advisors) in each case, who receive the Information.

The Company acknowledges that you consider, and make debt and equity investments in, a large number of businesses and business sectors, some of which might be competitive with the business of the Company, and a number of your Representatives serve on the boards of directors or managers of your portfolio companies. The Company recognizes that your and your Representatives’ review and evaluation of the Information might provide you and your Representatives with “residual knowledge” about the business conducted by the Company. Nothing in this Agreement shall or shall be construed as restricting you or your Representatives from (i) evaluating, making any investment in, managing, or establishing a relationship with, any entity, even if the products, concepts, systems or techniques of such entity are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Information or such entity is

100 Wilshire Boulevard, Suite 1200, Santa Monica, California 90401

Telephone 310.393.6632 Fax 310.393.4838

FINRA-SIPC

Versa Capital Management, LLC

January 7, 2014

in the same, a similar or a competing line of business as the Company, (ii) using such residual knowledge in evaluating, making, disposing or administering any such investment or (iii) having your directors, officers or employees with such residual knowledge serve on the boards of directors or managers of any portfolio company. “Residual Knowledge” means industry knowledge, know-how and experience gained by you during your evaluation of the Company, and retained in the unaided memories of your Representatives without reference to any written material.

2.	Non-Disclosure of Transaction. Without the prior written consent of the Company, neither you nor any of your Representatives shall disclose to any individual or entity the fact that the Information has been made available to you, the fact that discussions or negotiations are taking place or have taken place concerning the Transaction, or any of the terms, conditions, or other facts with respect to the Transaction. Without your prior written consent, neither the Company nor any of its advisors shall disclose to any person the terms of any offer or proposal made by you in connection with the Transaction or the fact that Information has been made available to you or your Representatives.

3.	Non-Solicitation. Without the prior written consent of the Company, neither you nor any of your Representatives acting on your behalf shall make any contact of any nature regarding the Transaction or the Information with any employee, agent, supplier or customer of the Company. Without the Company’s prior written consent, you will not for a period of eighteen months from the date of this Agreement directly solicit for employment any employee of the Company or any of its subsidiaries to whom you are introduced during the course of your evaluation of the Transaction. Nothing contained herein shall preclude the solicitation or hiring at any time of any such employee (a) who responds to a general solicitation of employment through an advertisement not targeted specifically at the Company or its employees (including through a search firm or advertising agency on your behalf), or (b) who contacts you on his or her own initiative.

4.	No Representations or Warranties. Although we have endeavored to include in the Information materials that we believe to be relevant for the purpose of your investigation, you acknowledge and agree that: (a) neither we nor the Company nor any of its directors, officers, stockholders, partners, affiliates, employees, or agents have made or herein makes any express or implied representation or warranty as to the accuracy or completeness of the Information and (b) none thereof shall have any liability resulting from the use of the Information, errors therein, or omissions therefrom by virtue of this Agreement. You further acknowledge and agree that you are not entitled to rely on the accuracy or completeness of the Information and that you shall be entitled to rely solely on the representations and warranties made to you by the Company in any definitive agreement regarding the Transaction.

5.	Return of Information. All copies of the Information, including those portions of any memoranda, notes or other writings and documents prepared by you or your Representatives that contain the Information, shall be destroyed or returned to us (at your option) promptly after our request. Any oral Information shall continue to be kept confidential and subject to the terms of this Agreement. If requested by us, you will provide a written confirmation, executed by an officer of yours, confirming your compliance with this Agreement. Notwithstanding the foregoing, you and your Representatives may retain copies of the Information for compliance purposes or on your or their automatic computer archive systems.

6.

Mandatory Disclosure. If you or any of your Representatives to whom you transmit the Information pursuant to this Agreement becomes legally required to disclose any of the Information, you shall, to the extent legally permissible and practicable, provide us with prompt written notice so that the Company may

100 Wilshire Boulevard, Suite 1200, Santa Monica, California 90401

Telephone 310.393.6632 Fax 310.393.4838

FINRA-SIPC

Versa Capital Management, LLC

January 7, 2014

seek a protective order or other appropriate remedy at the Company’s expense and reasonably cooperate with the Company (at the Company’s expense) in protecting against such disclosure. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Agreement in writing, you will furnish only that portion of the Information that you are advised by counsel is legally required to be so disclosed and you shall exercise commercially reasonable efforts to obtain reasonable assurances that confidential treatment on the terms set forth in this Agreement will be accorded to the Information. Notwithstanding the foregoing, notice to the Company shall not be required where disclosure is in connection with a routine audit or examination by, or a blanket document request from, a governmental or regulatory authority having or claiming to have authority to regulate or oversee your business, provided that you inform such governmental or regulatory authority of the confidential nature of the Information.

7.	Transaction Subject to Definitive Agreement. You acknowledge and agree that no contract or agreement providing for the Transaction shall be deemed to exist between you and the Company unless and until a definitive agreement has been executed and delivered. You hereby waive, in advance, any claims (including, without limitation, for breach of contract) in connection with the Transaction unless and until you shall have entered into such a definitive agreement. You further acknowledge and agree that unless and until such a definitive agreement has been executed and delivered, neither we nor the Company nor any of its directors, officers, stockholders, partners, affiliates, employees, or agents shall have any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement or any written or oral expression with respect to such Transaction. For purposes of this paragraph and of Paragraph 4, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or proposal on the Company’s part.

8.	Exclusions from Definition. The term “Information” shall not include, and you shall have no obligation with respect to, any information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by you or any of your Representatives in violation of this Agreement; (b) becomes available to you or any Representatives on a non- confidential basis from a source that is not known by you to be prohibited from disclosing such Information to you or your Representatives by legal, contractual, or fiduciary obligations to us or the Company; (c) is in your possession prior to being furnished to you by us or the Company, provided that the source of such Information was not known by you to be prohibited from disclosing the Information to you by legal, contractual, or fiduciary obligations to us or the Company, or (d) that is independently developed by you without use of the Information.

9.	Company’s Right to Terminate Access. The Company may terminate access for you or your Representatives to the Information at any time. The Company shall be free to conduct the process of soliciting offers for, negotiating the terms of and consummating a possible transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into a definitive agreement without prior notice to you or any other person). The Company may adopt, change, amend or terminate any or all of the procedures applicable to the preparation, delivery, consideration or negotiation of any proposal, extend any time periods or deadlines for you or any other person, terminate discussions with you or any other person, negotiate with you or any other person with respect to a transaction and reject any or all proposals.

100 Wilshire Boulevard, Suite 1200, Santa Monica, California 90401

Telephone 310.393.6632 Fax 310.393.4838

FINRA-SIPC

Versa Capital Management, LLC

January 7, 2014

10.	Ownership of Information. The Information is, and shall remain, the valuable and exclusive property of the Company. Nothing herein shall be construed as granting or conferring any right, title or interest, by license or otherwise, in the Information except as expressly provided herein. You acquire hereunder only the limited right to use the Information solely for the purpose set forth in Section 1 and subject to the terms and conditions of this Agreement.

11.	Specific Performance; Attorneys’ Fees. It is agreed that money damages may not be sufficient remedy for any breach of this Agreement by you or any of your Representatives, and that we and the Company shall be entitled to seek injunctive relief, specific performance, and/or other appropriate equitable remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all of the remedies under law and in equity available to us and the Company. The Company is an intended third party beneficiary of this Agreement. Additionally, in seeking such remedy through litigation, the prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to payment by the non-prevailing party of the prevailing party’s reasonable legal fees and court costs.

12.

Standstill Agreement. You agree that, during the Standstill Period (as defined below), you and your Representatives acting on your behalf or in concert with you, shall not, without the prior written consent of the Company’s board of directors, directly or indirectly: (a) acquire, offer to acquire, or agree to acquire, by purchase or otherwise, any equity securities or assets, or rights or options to acquire interests in any of the Company’s equity securities or assets, (b) make, or in any way participate, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) securities of the Company, or seek to advise or influence any person or entity with respect to any voting of any securities of the Company, (c) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company, (d) make any public announcement with respect to or make or submit a proposal or offer (with or without conditions) for the securities or assets of the Company or any merger, tender offer, business combination, exchange offer, restructuring, recapitalization or liquidation involving the Company or any of its subsidiaries (each, an “Extraordinary Transaction”), (e) submit or effect any filing or application, or seek to obtain any permit, consent or agreement, approval or other action, required by or from any regulatory agency with respect to an acquisition of the Company or any of its equity securities or assets or an Extraordinary Transaction, (f) call or seek to have called any meeting of the stockholders of the Company, (g) otherwise act alone or in concert with others to seek to control the management, board of directors or policies of the Company, seek to place a representative on the board of directors or seek the removal of any member of the board of directors, (h) require any waiver, modification, termination or amendment of this Section 12 except as provided hereby or (i) propose any of the foregoing unless and until such proposal is specifically invited by the board of directors of the Company in writing. The “Standstill Period” means the period beginning on the date of this Agreement and terminating upon the earlier to occur of (i) eighteen months from the date hereof, (ii) the announcement or consummation of a transaction involving the Company, or (iii) the date on which the Company becomes insolvent or the subject of a bankruptcy or insolvency proceeding; provided, however, that if the Company enters into a confidentiality or other agreement with another party, and such agreement contains provisions less restrictive than those set forth in this Paragraph 12, whether in terms of length of Standstill Period, scope or otherwise, then the Company will promptly notify you in writing of such less restrictive terms, and you shall be bound only by such less restrictive terms. Nothing in this Agreement shall prohibit you from exercising any of your rights under any

100 Wilshire Boulevard, Suite 1200, Santa Monica, California 90401

Telephone 310.393.6632 Fax 310.393.4838

FINRA-SIPC

Versa Capital Management, LLC

January 7, 2014

agreement to which you are or become a party. You further acknowledge and agree that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that the United States securities laws may prohibit any person who has material non-public information about a company from purchasing or selling securities of that company.

13.	[Reserved]

14.	Miscellaneous.

a)	Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles.

b)	No Waiver. No failure or delay by the Company or any of its Representatives in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise of any such right, power, or privilege.

c)	Amendment. No amendment or modification of this Agreement shall be effective unless set forth in a written instrument executed by the parties hereto.

d)	Successors and Assigns; Assignment. This Agreement shall be binding on and inure to the benefit of each party’s successors and assigns, and the Company’s successors and assigns, but may not be assigned without the prior written consent of the other party.

e)	Entire Agreement; Interpretation. This Agreement constitutes the entire agreement and understanding between the parties hereto as to the subject matter hereof and supersedes any and all other agreements or understandings, whether written or oral, between the parties as to the subject matter hereof, including the Confidentiality Agreement, dated January 30, 2009, between you and the Company. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal counsel drafted such provision. The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by an offering memorandum, web-based database or similar repository of Information to which you or your Representatives are granted access in connection with this Agreement, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that your confidentiality obligations with respect to the Information are exclusively governed by this Agreement and may not be enlarged except by an agreement executed by the parties hereto in traditional written format.

f)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which when taken together shall be deemed to constitute one and the same instrument. This Agreement may also be executed via facsimile or PDF, which shall be deemed an original.

g)	Term. The obligations of this Agreement and restrictions on use shall cease eighteen months from the date of this Agreement.

[Signature page follows]

100 Wilshire Boulevard, Suite 1200, Santa Monica, California 90401

Telephone 310.393.6632 Fax 310.393.4838

FINRA-SIPC

If the foregoing correctly sets forth your understanding and intentions, please so indicate by signing and returning to us the enclosed copy of this letter.

Sincerely,

CAPPELLO CAPITAL CORP.

By:
Managing Director

APPROVED AND ACCEPTED ON JANUARY 7, 2014:

VERSA CAPITAL MANAGEMENT, LLC

By:	/s/ Thomas A. Kennedy
Name:	Thomas A. Kennedy
Title:	General Counsel

[Signature page to Confidentiality Agreement]

100 Wilshire Boulevard, Suite 1200, Santa Monica, California 90401

Telephone 310.393.6632 Fax 310.393.4838

FINRA-SIPC